                                                                    EXHIBIT 99.1


[GRAPHIC OMITTED]                                             PACIFICHEALTH
                                                              LABORATORIES, INC.

FOR IMMEDIATE RELEASE:
----------------------


Contact: Lester Rosenkrantz
         Cameron Associates
         212-554-5486
         lester@cameronassoc.com


                PACIFICHEALTH LABORATORIES, INC. REPORTS YEAR END
                         AND FOURTH QUARTER 2005 RESULTS

                        PROVIDES 1ST QUARTER 2006 UPDATE

         o MATAWAN, NJ - APRIL 3, 2006 - PacificHealth Laboratories, Inc. (OTCBB: PHLI), an innovative nutrition technology company, announced revenues of $5,444,558 for the year ended December 31, 2005 versus revenues of $6,807,271 for the same period in 2004. The Company reported a net loss applicable to common stockholders of ($652,410), or ($0.06) per share for the year ended December 31, 2005 compared to a net loss applicable to common stockholders of ($2,521,096), or ($0.25) per share, for the year ended December 31, 2004. For the three-month period ended December 31, 2005, revenues were $735,071 compared to revenues of $406,415 for the same period in 2004. In the fourth quarter of 2004, based on a comparison between the retail sell-through minimums and actual retail sell-through information provided by a certain customer, the Company adjusted its estimate and reversed approximately $376,000 in sales of its products that had been recorded as sales during the first nine-months of 2004. The Company recorded a net income applicable to common stockholders of $631,245, or $0.06 per share, for the three months ended December 31, 2005 compared to a net loss of ($1,935,415), or ($0.19) per share, for the same period in 2004. The net loss for the year and quarter ended December 31, 2004 includes a $679,000 (or $0.07 per share) write-off of excess NUTRIENT TIMING SYSTEM(R) ("NTS") inventory and a $137,138 (or $0.01 per share) write-off of patents associated with the NTS product line.

         Dr. Robert Portman, President and CEO of PacificHealth said, "2005 was a pivotal year for PacificHealth Laboratories. Although we have always been confident of the value of our technology and its potential to serve as a platform for creating innovative nutritional products, we recognized that the Company had to make a major shift in strategy. This shift involved

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management changes, institution of a more aggressive approach to licensing, implementation of cost saving measures, and streamlining our sales and marketing operations. Most importantly for our shareholders, we are already seeing five major benefits of this new focus in the first quarter of 2006."

         Dr. Portman continued, "As a result of a more aggressive licensing strategy, in February 2006 we completed a transaction with Mott's LLC, part of one of the largest beverage manufacturers in the United States. Under this transaction, Mott's purchased our sport drink technology including our ACCELERADE(R) and ENDUROX(R) brands for a $4 million upfront fee and we have the potential for a significant royalty stream. An important part of this transaction is that we will continue to market the gel and powder products, which now have even greater growth prospects."

         "Second, we strengthened our balance sheet by paying off all outstanding debt. We now have healthy cash reserves."

         "Third, by streamlining our sales and marketing operations, expanding our e-commerce efforts, and discontinuing low potential brands, we anticipate saving almost $1 million in operating costs this year. Our first quarter sales this year should be appreciably higher than sales in the first quarter of 2005. Last year we had a net loss from operations of $700,000 in the first quarter. In this year's first quarter we expect to eliminate most, if not all, of our operating losses."

         "Fourth, we are now able to focus on the launch of a new product that incorporates our weight loss technology. A ready-to-drink product should be introduced under the brand name SATIETRIM(R) in the third quarter of 2006. Recent studies have provided even more compelling evidence on the unique mode of action and efficacy of this weight loss product."

         "Fifth, we have commenced new research initiatives which, we believe, have high commercial potential. Initial studies from Manchester University in England indicate that our weight loss technology may be extremely beneficial in managing Type II diabetes, the fastest growing chronic condition in the United States. We have also begun to evaluate a novel nutritional formula that may help slow muscle atrophy in patients following orthopedic procedures."

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         Dr. Portman concluded, "We enter 2006 stronger, more committed, ready to launch an exciting new product for weight loss, a sports drink business with far brighter prospects, a potential royalty stream, a fuller research pipeline and a stronger balance sheet. I am extremely optimistic about PHLI's prospects this year and going forward."

ABOUT THE COMPANY
-----------------
PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI's principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

FORWARD LOOKING STATEMENT:
--------------------------
This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects", "potentially" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

SELECTED FINANCIAL DATA:
------------------------

                                     Three Months Ended                Year Ended
                                 -------------------------      --------------------------
                                  12/31/05       12/31/04        12/31/05        12/31/04
                                 ----------     ----------      ----------      ----------
Revenues                          $735,071      $  406,415      $5,444,558      $6,807,271
Net Operating Loss                (830,812)     (1,923,518)     (2,039,808)     (2,424,389)
Other Income (Expense), Net        (25,134)        (11,897)        (97,678)        (87,921)
Net Income (Loss) Applicable
  to Common Stockholders          $631,245     ($1,935,415)      ($652,410)    ($2,521,096)
Net Income (Loss) Applicable
  To Common Stockholders per
  Share, Basic and Diluted(1)        $0.06          ($0.19)         ($0.06)         ($0.25)

Basic and Diluted Weighted
  Average Shares Outstanding    10,257,262      10,237,045      10,242,141      10,234,068

(1) For the year and quarter ended December 31, 2005, the Company recorded a $1,503,410 tax benefit primarily as a result of a reduction in the valuation allowance associated with deferred tax assets.

                             CONDENSED BALANCE SHEET
                                     ASSETS
                                             Dec 31,           Dec 31,
                                                2005              2004
                                          ----------        ----------
Current assets:
  Cash and cash equivalents               $  138,487        $   25,832
  Accounts receivable, net                   187,835           430,580
  Inventories                              1,309,779         1,760,064
  Prepaid expenses                           119,002           215,091
  Deferred tax asset                       1,278,000                 -
                                          ----------        ----------
       Total current assets                3,033,103         2,431,567

Property and equipment, net                   65,357           111,273

Deposits                                      20,393            34,396
                                          ----------        ----------
            Total assets                  $3,118,853        $2,577,236
                                          ==========        ==========

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                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                   $    129,944    $    373,781
  Accounts payable and accrued expenses              1,546,958       1,580,094
  Deferred revenue                                     369,068         376,000
                                                  ------------    ------------
              Total current liabilities              2,045,970       2,329,875
                                                  ------------    ------------

Long-term liabilities:
  Convertible notes payable                            500,000               -
                                                  ------------    ------------

Stockholders' equity:


  Preferred stock:
    Series A, convertible, no par value;
      90,909 shares authorized issued and
      outstanding at Sept. 30; (liquidation
      value $1,018,334)                                966,387               -
    Series B, convertible, no par value;
      45,455 shares authorized, 0 shares issued
      and outstanding at Sept 30, 2005                       -               -
  Common stock, $.0025 par value; authorized
    50,000,000 shares; issued and outstanding:
    10,237,045 shares at Sept 30, 2005 and
    December 31, 2004, respectively                     25,667          25,592
  Additional paid-in capital                        15,790,335      15,778,865
  Accumulated deficit                              (16,209,506)    (15,557,096)
                                                  ------------    ------------
                                                       572,883         247,361
                                                  ------------    ------------

   Total liabilities and stockholders' equity     $  3,118,853    $  2,577,236
                                                  ============    ============


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